NONCOMPETITION AGREEMENT

This Non Competition Agreement (the “Agreement”) is made as of the 8th day of January, 2008, by and between Dialpoint Communications Corporation, a Nevada corporation (“Buyer”), and Timothy Flavin an individual (“Seller”).

RECITALS

A.  Buyer and Seller have entered into an Asset Purchase Agreement dated January 8, 2008 (the “Purchase Agreement”) under the terms of which Buyer has agreed to purchase certain Assets of Seller, all as more fully set forth and described in the Purchase Agreement.

B.  Seller’s delivery to Buyer of this Agreement is a condition to Buyer consummating the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.  Noncompetition.

1.1  Seller covenants and agrees that for a period of three (3) years from the date hereof, Seller will not engage in or carry on, directly or indirectly, any business in competition with the business of Buyer relating to the Assets that are the subject of the Purchase Agreement but only for as long as such like business is carried on by (i) Buyer or any subsidiary or affiliate of Buyer or (ii) any person or entity deriving title from Buyer of the Assets, in any county in which Buyer or any of its subsidiaries or affiliates conduct business, or in any other county or state of the United States, or in any country or political subdivision of the world.

1.2  The term of the covenants contained in Section 1.1 hereof shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Seller of Section 1.1 hereof and ending upon final adjudication (including appeals) of such action.

1.3  If, in any judicial proceeding, the court shall refuse to enforce all of the covenants contained in Section 1.1 hereof because the time limit is excessive, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants.  If, in any judicial proceeding, the court shall refuse to enforce all of the covenants contained in Section 1.1 hereof because it is more extensive than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

1.4  Seller covenants and represents that Seller has no interest in, or claim to, any of the procedures, written technical data, computer software and related documentation, patents, copyrights, formulas, methods, practices, statistics, trade secrets, trademarks, trade names, or service marks relating to the Assets that are the subject of the Purchase Agreement, and all knowledge or information of a confidential nature acquired at or before the date hereof with respect to said Assets will be held in confidence by Seller and will not be disclosed or made public or, except for the benefit of Buyer, made use of, by or through Seller, directly or indirectly.

2  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.  THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

3  Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

4  Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

5  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have set their hands this 8th day of January, 2008.

DIALPOINT COMMUNICATIONS CORP.

TIMOTHY FLAVIN

A Nevada Corporation (Buyer)

AN INDIVIDUAL (Seller)

BY:

/s/ Billy Radford

By:

/s/ Timothy Flavin

BILLY RADFORD, President

TIMOTHY FLAVIN, an Individual

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